Exhibit 10.2

     THIS AGREEMENT ("Agreement") made effective the 1st day of October, 2002 ("Effective Date"), by and between VASOMEDICAL, INC., a Delaware corporation with its principal office at 180 Linden Avenue, Westbury, New York ("Vasomedical" or the "Company"), and DR. PETER F. COHN, an individual residing at 27 Bouton Road, Huntington, New York 11743 ("Dr. Cohn" or the "Advisor").

                              W I T N E S S E T H:

     WHEREAS, the Advisor has particular expertise and is an authority in the field of cardiology and has considerable knowledge about, and experience with, EECP therapy and related protocols; and

     WHEREAS, the Company is desirous of engaging Dr. Cohn as a Scientific Advisor to the Company to provide the services hereinafter set forth (the "Services"), and the Advisor is agreeable to such retention in such capacity for the period and on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the parties hereto do agree as follows:

     1. The Company retains the Advisor to perform the Services for a four (4) year period commencing on the Effective Date and ending on September 30, 2006, (the "Advisory Period") and the Advisor hereby accepts such retention in conformity with the provisions of this Agreement.

     2. The Advisor's Services during the Advisory Period shall consist of the following:

     (a) During each respective year of the Agreement ("Agreement Years"), which shall be defined by the first, second, third and fourth anniversaries of the Effective Date, the Advisor shall be required to travel to and attend two medically relevant and professionally recognized symposiums, conferences or like convocations selected jointly by the Advisor and the Company (the "Speaking Engagements") and to participate thereat as a speaker and/or representative on behalf of the Company for the purpose of promoting the Company, its EECP system, discussing the results of relevant studies, investigations and trials, and otherwise, in a manner not inconsistent with his professional integrity, presenting the virtues and benefits of the EECP therapy as a valuable medical protocol in the field of cardiology.

     (b) The Advisor shall provide from time to time as may be convenient to the Advisor upon reasonable telephone request from senior level executives of the Company, general advice or information regarding potential opportunities for the introduction of the Company's EECP systems, possible applications of the EECP as therapeutic protocol in cardiology, and other relevant matters pertaining to the Advisor's expertise in the field of cardiology.

     (c) The Advisor authorizes the Company to identify the Advisor as a Scientific Advisor to the Company on its stationery, literature and promotional materials.

     (d) Notwithstanding anything herein to the contrary, the Advisor may attend as a speaker and/or representative on behalf of the Company for the purposes described in (b) hereof, any one or more additional Speaking Engagements, as may be agreed upon in advance by the Company.

     3. Compensation. In consideration for the Services described in Section 2 above, any and all other Services which the Advisor may render for and on behalf of the Company not specifically described herein, the Restrictive Covenant described in Section 7 hereof and the Release described in Section 9 hereof, the Company shall pay to the Advisor the following Compensation:

     (a) An aggregate Advisory Fee (the "Advisory Fee") in the amount of $600,000 payable as follows:

          (i) $200,000 payable on or before December 31, 2002 in respect of the First Agreement Year.

          (ii) $133,000 in respect of the Second Agreement Year payable in equal installments of $33,250.00 on or before the first day of the third, sixth, ninth and twelfth month of such Year.

          (iii) $133,000 in respect of the Third Agreement Year payable in equal installments of $33,250.00 on or before the first day of the third, sixth, ninth and twelfth month of such Year.

          (iv) $134,000 in respect of the Fourth Agreement Year payable in equal installments of $33,250.00 on or before the fifteenth day of the third, sixth and ninth month and $34,250 on or before the first day of the twelfth month of such Year.

     (b) The sum of $2,500 (the "Honorarium") for each of the two Speaking Engagements described in Section 2(b) as well as any other Speaking Engagements attended by the Advisor as agreed upon by the Company and the Advisor in accordance with Section 2(d).

     (c) In addition to the foregoing, the Advisor shall be reimbursed by the Company for all reasonable travel expenses incurred by him in connection with the Speaking Engagements consistent with historical, customary practice, upon the presentation of substantiating documentation therefor to the Company.

     4. (a) The following events ("Events of Default") shall be deemed to constitute a default on the part of the Company hereunder:

          (i) The failure to pay any amount due hereunder for a period of thirty
     (30) days after written notice from the Advisor.

          (ii) the commencement of a proceeding in bankruptcy or under the laws of any state naming Vasomedical as the debtor which is not subsequently dismissed within sixty (60) days thereafter;

          (iii) the making by Vasomedical of an assignment or any other arrangement for the benefit of creditors under any state statute;

          (iv) the appointment of any trustee, receiver or liquidator with regard to all or any substantial part of Vasomedical's properties or assets.

     (b) Upon the occurrence of an Event of Default, the Advisor can declare the unpaid balance of the Advisory Fee immediately due and payable, and interest thereon shall thereafter accrue at the legal rate of nine (9%) percent per annum (the "Acceleration Right"). The Acceleration Right shall not be affected in any manner by any failure or alleged failure on the part of the Advisor to perform the Services required of him hereunder or to abide by any other covenant or agreement contained herein.

     5. In the event of the Advisor's death prior to full payment to him of the Advisory Fee under this Agreement, the Company shall be required nevertheless to pay the unpaid balance of the Advisory Fee plus any unreimbursed expenses at the times and in the manner prescribed herein to his Estate or any other person or persons whom the Advisor may designate in writing (the "Death Benefit").

     6. This Agreement and the obligation of Vasomedical to pay the Advisory Fee and any other sums due to the Advisor hereunder shall in no way be affected, impaired, excused, withheld, delayed or reduced because the Advisor fails to fulfill any of his obligations under this Agreement due to death, disability or otherwise, including, without limitation, a breach or alleged breach on the part of the Advisor of any covenant or agreement herein.

     7. (a) The Advisor covenants and agrees that during the Advisory Period, he shall not, either as an employee, agent, advisor, consultant, officer, or in any other capacity or manner whatsoever anywhere in the world, speak or solicit business on behalf of, promote, perform any services for, or allow his name to be used in any manner in connection with, any other entity who manufactures, sells, advertises for sale or distributes any enhanced external counterpulsation system or provides services comparable to those provided by the Company in competition with the Company (the "Restrictive Covenant").

     (b) The Advisor covenants that he will not disclose any trade secrets, customer lists, processes, inventions, or any other confidential or proprietary information of the Company to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor make use of any such property for his own purpose or the benefit of any person, firm, corporation, association or other entity other than Vasomedical under any circumstances. Knowledge or information which is generally known to the public or the medical community shall not constitute trade secrets or confidential information for the purposes of this subsection (b).

     (c) In the event of any breach or threatened breach of the Advisor's obligations described in subsection (a) or (b) of this Section 7, it is acknowledged that the Company will be irreparably harmed, and thus the Company shall be entitled only to seek injunctive relief enforcing the obligations of the Advisor hereunder without the necessity of posting a bond.

     8. It is recognized and agreed that this Agreement does not create the relationship of employer and employee between the Advisor and the Company, but, rather, that the services to be performed hereunder shall be performed by the Advisor as an independent contractor. Accordingly, each of the parties hereto agrees not to hold itself out in any manner contrary to the terms of this Agreement and none of the parties hereto shall be or become liable or bound by any representation, act, omission or agreement whatsoever of any other party. Neither the Company nor the Advisor shall have the right to make any contract or commitment on behalf of the other or the authority to bind the other in any manner.

     9. In consideration of the payments to be made to the Advisor pursuant to this Agreement, the Advisor hereby releases and discharges Vasomedical from all claims, liabilities, promises, contracts, agreements, obligations and causes of action, known or unknown, fixed or contingent, in any way connected with any transaction, event, act or omission occurring on or prior to the date of this Agreement, including any of the matters at issue in a certain lawsuit pending in the Supreme Court, Nassau County predicated upon an alleged breach by the Company of a Registration Provision in a Warrant issued to the Advisor dated February, 1996. The release (the "Release") described herein shall be expressly subject to, and shall in no way affect, the performance by the Company of it incumbent payment obligations to the Advisor under this Agreement.

     10. All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if personally delivered, or mailed certified mail, return receipt requested, or sent by nationally recognized overnight courier service, to the parties at the addresses first written above or to such other places as the parties may notify each other in writing pursuant to this Section 10.

     11. This Agreement was executed by the parties in accordance with and shall be governed and interpreted in accordance with the laws of New York.

     12. This Agreement shall be binding upon and shall inure to the benefit of the Advisor as well as the Company and their successors and assigns. However, nothing herein contained shall permit the Advisor to assign or delegate his rights or obligations hereunder, except in the event of his death as prescribed in Section 5.

     13. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes as of the date hereof all previous agreements between the parties whether written or oral with respect to the subject matter hereof. This Agreement may not be modified, altered, amended, or the performance of any provision waived without the written agreement of both parties hereto.

     14. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect and the parties hereto shall continue to be bound thereby.

     15. Any action, proceeding or application arising out of, relating to, or in connection with this Agreement must be instituted or brought in the Supreme Court of the State of New York, Nassau County, and to the extent possible, referred specifically to the Honorable Leonard B. Austin for consideration and determination.

     IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first set forth above.


                                VASOMEDICAL, INC.

                                /s/ D/ Michael Deignan
                                ----------------------
                                By: D. MICHAEL DEIGNAN


                                /s/ Peter F. Cohn
                                ----------------------
                                DR. PETER F. COHN